Filed Pursuant to Rule 433

Registration Statement No. 333-152954

Registration Statement No. 333-152954-01

Supplementing the Preliminary

Prospectus Supplement

dated March 31, 2009

Ingersoll-Rand Global Holding Company Limited

Offering of

$655 million aggregate principal amount of

9.500% Senior Notes due 2014

Fully and unconditionally guaranteed by

Ingersoll-Rand Company Limited

(the “Senior Notes Offering”)

The information in this pricing term sheet relates only to the Senior Notes Offering and should be read together with (i) the preliminary prospectus supplement dated March 31, 2009, including the documents incorporated by reference therein (the “preliminary prospectus supplement”), and (ii) the related base prospectus dated August 12, 2008, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration Statement No. 333-152954 and 333-152954-01.

Issuer:	Ingersoll-Rand Global Holding Company Limited

Guarantor:	Ingersoll-Rand Company Limited

Ratings:	Baa1/BBB+ (Negative/Negative)

Size:	$655 million

Maturity:	April 15, 2014

Benchmark Treasury:	1.750% due March 31, 2014

Benchmark Treasury Price and Yield:	100-13+ 1.662%

Spread to Benchmark Treasury:	T+783.8 bps

Yield to maturity:	9.500%

Price:	99.992% of face amount

Coupon:	9.500%

Interest Payment Dates:	April 15 and October 15, beginning October 15, 2009

Record Dates:	April 1 and October 1

Redemption Provisions:	Make-whole call at T + 50bps Change of control put at 101%

Settlement:	T+3; April 3, 2009

CUSIP:	45687AAE2

ISIN:	US45687AAE29

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and a related preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, Goldman, Sachs & Co. toll-free at 1-866-471-2526 or J.P. Morgan Securities Inc. collect at 1-212-834-4533.

This communication should be read in conjunction with the preliminary prospectus supplement dated March 31, 2009 and the accompanying prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent it is inconsistent with the information in such preliminary prospectus supplement or the accompanying prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.